Exhibit 13.4

         SUPPLEMENTARY FINANCIAL INFORMATION ON TRI-NATIONAL DEVELOPMENT

On April 30, 2001, Tri-National sold certain Mexican properties to Senior Care. Tri-National received preferred stock in Senior Care in exchange for the property which it sold. The value of the transaction had a substantial effect on Tri- National's balance sheet. There have been other events which have occurred since the audited financial statements presented above were prepared. Those events are also discussed here.

                         TRI-NATIONAL DEVELOPMENT CORP.
                    PRO FORMA UNAUDITED FINANCIAL STATEMENTS
                     FOR THE QUARTER ENDED JANUARY 31, 2001
                        SHOWING THE EFFECT OF THE SALE TO
                  SENIOR CARE INDUSTRIES OF CERTAIN PROPERTIES
                         IN EXCHANGE FOR PREFERRED STOCK
                    AND THE ASSUMPTION OF DEBT BY SENIOR CARE

A)        Consolidated Balance Sheets as of January 31, 2000 and 2001   F TRI-22

B)        Consolidated Statements of Operations for the nine months
          ended January 31, 2000 and 2001                               F TRI-23

C)        Consolidated Statements of Cash Flows for the nine months
          ended January 31, 2000 and 2001                               F TRI-24

D)        Notes to the Financial Statements                             F TRI-25

                                       F TRI-21


                      TRI-NATIONAL DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS

ASSETS:                                               Jan 31, 2001        Jan 31, 2000
                                                      (Pro Forma)           (Actual)
-------                                               ------------        ------------
Current  assets:
----------------
Cash in banks                                        $     90,422        $    125,957
Cash in banks - Restricted                                 93,070           1,947,746
Accounts receivable, net                                1,706,026             362,236
                                                     ------------        ------------
   Total Current Assets:                                1,889,518           2,425,939

Fixed Assets:
-------------
Investments:
------------
NetRom, Inc. convertible preferred stock                1,292,794           1,292,794
Taig convertible preferred stock                        3,000,000           3,000,000
MRI medical diagnostics, Inc.                              18,185              26,638
Senior Care convertible preferred stock                60,550,000
Hills of bajamar                                                            4,198,456
Plaza resort timeshares                                                    14,647,851
Plaza rosarito                                                             11,849,141
Portal del mar condominiums                                                 1,484,232
Alpine Gardens East                                     4,371,005           4,007,970
Hall of fame fitness center                                                    50,558
Assisted living-Youngtown                              12,334,792          11,227,503
Assisted living-Other Locations in process              5,454,013             541,154
                                                     ------------        ------------
   Total investments:                                  87,020,779          52,226,297

Other assets:
-------------

Citizens Business Bank Judgment Receivable              6,260,602           6,092,065
Capitalized equipment lease                               441,300             436,999
Property, furniture, and equipment, net                     3,169             136,755
Other Assets                                               63,828             (51,972)
                                                     ------------        ------------
   Total other assets:                                  6,768,899           6,613,847
                                                     ------------        ------------
   Total Assets                                      $ 95,523,144        $ 61,266,083
                                                     ============        ============

See Accompanying Notes

                                       F TRI-22


                      TRI-NATIONAL DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS


                                                      Jan 31, 2001        Jan 31, 2000
                                                      (Pro Forma)           (Actual)
                                                      ------------        ------------
Liabilities and stockholders' equity:
-------------------------------------
Current liabilities:
--------------------
Accounts payable and accrued liabilities             $  3,660,346        $  1,826,203
Citizens Business Bank Judgment expenses                3,257,295           3,171,838
Loans payable-short term-1 year or less                31,790,364          21,779,254
                                                     ------------        ------------
   Total current liabilities                           38,708,005          26,777,294

Deferred revenue-Citizens Business Bank Judgment        3,003,307           2,920,227
Other deferred revenue-Plaza Rosarito                   1,581,808                   -
Notes payable-net of current portion                   15,919,735          22,433,408
                                                     ------------        ------------
   Total Liabilities                                   59,212,855          52,130,930
                                                     ------------        ------------

Stockholders' equity:
---------------------
Common stock                                           15,973,706          11,015,973
Paid in Capital                                        28,493,170             805,749
Convertible preferred stock                                                 9,458,000
Accumulated deficit                                    (8,166,587)        (12,034,569)
                                                     ------------        ------------
   Total stockholders' equity                          36,310,289           9,245,153
                                                     ------------        ------------

Total liabilities and stockholders' equity           $ 95,523,144        $ 61,376,083
                                                     ============        ============

See accompanying notes.


                                       F TRI-23


                      TRI-NATIONAL DEVELOPMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             Nine Months Ended
                                                      --------------------------------
                                                      Jan 31, 2001        Jan 31, 2000
                                                      ------------        ------------
Revenues:
---------
  Revenues                                           $     12,004        $    194,244
  Gain on sale of assets                                        -                   -
                                                     ------------        ------------
   Total Revenues                                          12,004             194,244
                                                     ------------        ------------

Operating Expenses:
-------------------

  Corporate note expense (Excluding interest)               3,944           2,169,449
  Consulting fees                                         424,131             102,601
  Sales and marketing                                      23,458             119,570
  Legal, accounting and insurance                         116,962             202,391
  Interest expense                                      1,103,196           1,006,966
  General and administrative                              625,115             933,228
                                                     ------------        ------------
   Total operating expenses                             2,296,806           4,534,205

                                                     ------------        ------------
Loss from Operations                                   (2,284,802)         (4,339,961)

  Write-down of investments                                     -              (4,664)
  Gain or (Loss) on sale of investments                         -          (1,251,978)

                                                     ------------        ------------
Net income before taxes                                (2,284,802)         (5,596,602)

  Provision for income taxes                                    -                   -

                                                     ------------        ------------
Net income (loss)                                    $ (2,284,802)       $ (5,596,602)
                                                     ============        ============

Earnings per share-fully diluted                     $     (0.064)       $     (0.168)


See accompanying notes.
                                       F TRI-24


                      TRI-NATIONAL DEVELOPMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             Nine Months Ended
                                                      --------------------------------
                                                      Jan 31, 2001        Jan 31, 2000
                                                      ------------        ------------
Cash from Operating activities
------------------------------
  Net cash loss from operations                      $   (659,889)       $ (4,392,677)
  Accounts receivable & notes receivable                    9,818             152,166
  Accounts Payable                                              -                   -
                                                     ------------        ------------
     Net Cash from Operating activities                  (650,071)         (4,240,511)
                                                     ------------        ------------

Cash used in Investments
------------------------
  Furniture and Equipment                                       -              63,881
  Alpine Gardens East                                     (75,735)                  -
  MRI Medical Diagnostics                                       -              (2,000)
  Assisted Living-Youngtown                                     -         (14,683,173)
  Assisted Living-Other Locations                      (3,003,497)           (166,154)
  NetRom Convertible Preferred Stock                            -           1,707,206
  Hills of Bajamar                                       (724,140)             (7,347)
  Plaza Rosarito                                         (255,775)        (10,772,403)
  Portal Del Mar                                                -          (1,384,232)
  Hall of Fame Fitness Center Building                     50,708                   -
  International Health Network                                  -               1,166
  Other Assets                                            (11,840)                  -
  Plaza Resort Timeshares                                       -          (1,293,307)
                                                     ------------        ------------
     Net Cash used in Investments                      (4,020,279)        (26,536,363)
                                                     ------------        ------------

Cash provided by financing
--------------------------
  Notes and Loans Payable                              (1,671,841)         32,120,640
  Common Stock Private Placements & Warrants            1,317,510             268,914
                                                     ------------        ------------
     Net Cash provided by financing activities           (354,331)         32,389,554
                                                     ------------        ------------

     Net change in cash and equivalents                (5,024,681)          1,612,680
     Cash and equivalents, beginning of period          5,208,173             461,023
                                                     ------------        ------------
     Cash and equivalents, end of period             $    183,492        $  2,073,703
                                                     ============        ============


See accompanying notes.
                                       F TRI-25

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

Tri-National Development Corp. ("TND" or the "Company") is a multi-faceted international real estate development, sales and management company, publicly traded under the symbol "TNAV" on the NASDAQ OTC BB and under the symbol "TND" on the Hamburg Stock Exchange and the Frankfurt Stock Exchange. The Company's development efforts are focused in four major areas: residential development, resort properties, commercial development and senior and assisted living facilities.

The Company was incorporated on July 31, 1979 as Rocket Energy Resources Ltd. under the laws of the Province of British Columbia, Canada by registration of its Memorandum and Articles. The Company changed its name to MRI Medical Technologies, Inc. in April of 1989. On December 7, 1992, the Company changed its name to Tri-National Development Corp. and recapitalized on the basis of five (5) common shares of MRI Medical Technologies, Inc. for one (1) common share of Tri-National Development Corp. In January of 1997, the Shareholders approved a special resolution to change the corporate domicile from Vancouver, B.C. to the state of Wyoming. On February 24, 1997, the Company's Articles of Continuation were accepted by the state of Wyoming and it is now incorporated in good standing under the laws of the State of Wyoming. The Company maintains its executive offices in San Diego, California at 480 Camino Del Rio S. in Suite 140 and its telephone number is 619-718-6370.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Greater San Diego Imaging Center, a 100% owned subsidiary, Tri-National Holdings, SA de CV, a 100% owned subsidiary, Planificacion Desarrollos de Jayay, SA de CV, a 100% owned subsidiary, Inmobilaria Plaza Baja California, S.A. and Alpine Gardens East, Inc., a 51% owned subsidiary. All material intercompany accounts and transactions have been eliminated in the consolidation.

                                       F TRI-26

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 1, CONTINUED

EARNINGS PER SHARE

Primary earnings per share have been computed based on the weighted average number of shares and equivalent shares outstanding during each period. The dilutive effect of stock options and warrants has been considered in the computation of equivalent shares and is included from the respective dates of issuance.

The fully diluted computation is based on the number of shares for the nine months ended January 31, 2000 and 2001. The computation contemplates the dilutive effects of common stock equivalent shares as well as conversion of the convertible preferred stock.

Since the date of issuance of the warrants and options, both primary and fully diluted earnings per share computations limit the assumption of the repurchase of treasury shares to a maximum of 20% of the outstanding shares of the Company.

In prior quarters, the Company had inadvertently included common stock issued as collateral for loans in the total issued and outstanding. In the current quarter and year end, the Company has made the proper calculations and deducted common shares issued as collateral from the total issued and outstanding.

FURNITURE AND EQUIPMENT

Furniture and equipment are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight line method.

NOTE 2.   YOUNGTOWN GARDENS

In January of 1998, TND, through its majority owned subsidiary, Alpine Gardens East, finalized negotiations and executed agreements to purchase its first assisted living facility to be built and delivered, for a combination of $110,000 in cash, 864,500 shares of the Company Class B Series B Convertible Preferred Stock, which was converted to 864,500 common shares and a new mortgage. Tri-National, through Alpine Gardens East, intends to own and operate this 126-bed assisted living facility in Youngtown, Arizona. This facility is planned to include 40 two-bedroom units, 50 one-bedroom units and 36 units reserved for Alzheimer and Dementia residents. On April , 2001, Youngstown Gardens, LLC, the developer of the property filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona in Phoenix. The reason for the filing was to stop foreclosure by the principal construction lender on the property.

                                       F TRI-27

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 3.   ALPINE GARDENS EAST

In October of 1998, the Company entered into a purchase agreement to acquire
3.66 acres of undeveloped property overlooking the Pacific Ocean in Carlsbad, California for $2,900,000, with a $125,000 down payment. The Company, through its majority owned subsidiary, Alpine Gardens East, plans to develop and operate this 180-bed assisted living facility, with an Alzheimer's care component. As of January 31, 2001, the Company had paid a total of $125,000 in connection with this acquisition.

In November of 1999, the Company closed and completed escrow to acquire a fully-zoned 22-acre parcel of real property with plans, located in Temecula, California for $4,300,000 for a combination of cash and notes. The Company plans to develop a fully-inclusive senior community that will offer medical facilities, Alzheimer's and dementia care, independent and assisted living and senior single family housing.

In April of 1999, the Company acquired 2.39 acres of undeveloped land in San Marcos, California for $800,000.

On April , 2001, Alpine Gardens East filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in the District of Arizona in Phoenix to stop foreclosure by the land lender on the Temecula property. Alpine Gardens East had not made current interest payments on that loan and was in default.

                                       F TRI-28

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 4.   CITIZENS BUSINESS BANK JUDGMENT RECEIVABLE

In March 1992, the Company advanced $383,064 to MRI Medical Diagnostics, Inc. for a joint venture interest in its subsidiary, MRI Grand Terrace, Inc., a California corporation, to enable it to acquire a retirement hotel located in Grand Terrace, California. In addition to the joint venture interest, the loan was evidenced by a 15% note receivable from MRI Medical Diagnostics, Inc. and a second trust deed and an assignment of rents from MRI Grand Terrace, Inc.. On March 22, 1993, MRI Grand Terrace, Inc. filed a complaint against Chino Valley Bank, now known as Citizens Business Bank (AMEX:CVB), as a result of the purchase of the residential retirement hotel in Grand Terrace from the Chino Valley Bank. MRI Grand Terrace, Inc. claimed that the sellers of the property (Chino Valley Bank) had failed to disclose that the property's parking lot encroached on the property of the adjacent parcel of land. Contrary to the bank's representations, the Conditional Use Permit (CUP) under which the hotel was operating was in violation, which restricted the ability of TND and MRI Grand Terrace, Inc. to operate, refinance or sell the facility. MRI Grand Terrace, Inc. stopped making mortgage payments to the mortgage holder (the same Chino Valley Bank), which then filed a Notice of Default as an initial step to foreclosure on the property. MRI Grand Terrace, Inc. then sought Bankruptcy protection in July of 1993, and was ultimately dismissed from Bankruptcy in May of 1995. The Chino Valley Bank subsequently sold the property in foreclosure to itself. TND filed it's own action against the Chino Valley Bank in early 1995, claiming that it was defrauded and misrepresented when it advanced the $383,064 for the closing in 1992. The Company purchased the stock of MRI Grand Terrace, Inc., as described in Note 4 to these financial statements, in an effort to control both lawsuits. As a result of the uncertainty of the final results of the lawsuits, the Company previously wrote off the investment. In May of 1998, TND and MRI Grand rrace, Inc. received judgments in their favor for fraud, intentional misrepresentation and deceit/negligent misrepresentation in the Superior Court of San Bernardino, California. TND and MRI Grand Terrace, Inc. received judgments totaling almost $5 million dollars, including punitive and compensatory damages, plus pre-trial interest. Beginning May 7th, 1998 the $5 million judgment began accruing, post judgment interest of 10% or $1,400 per day until the full award is paid. A 35% portion of the award is due to the Company's attorney. The attorneys, however, filed for recovery of those fees as an additional award that was heard and approved September 25, 1998. On December 3, 1998, the court awarded the Company an additional $185,000 in legal fees.

The bank has filed its appeal on June 16, 1999. This gave Tri-National the right to cross appeal on the basis of the additional damages we believed we could show. However, we decided not to exercise this right and possibly open the door for the Appellate Court to return us to court to evaluate those damages. Instead, we filed our answer to their appeal September 16 1999, held oral arguments on September 6, 2000 and will now let the Appellate Court proceed.

The deferred income from this judgment receivable as of January 31, 2001 is $3,003,307.

                                       F TRI-29

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 5.   NETROM, INC. CONVERTIBLE PREFERRED STOCK

In January of 1998, the Company, on behalf of its wholly-owned Mexican subsidiary, Planificacion y Desarrollo Regional Jatay, S.A. de C.V., sold 50 acres of its Hills of Bajamar property to NetRom, Inc., a California publicly traded corporation for $60,000 per acre, for a total purchase price of $3,000,000, plus construction and management contracts on said 50 acres.

NetRom, Inc. delivered to Tri-National Development Corp. at closing, 1,000,000 shares of its Preferred Convertible stock at a value of $3.00 per share for a total value of $3,000,000. The preferred stock accumulated interest at a rate of 15% per annum and was to be convertible into common stock at $3.00 per share or market price for the 10 day average prior to the date of conversion, whichever is less, but in no event less than $1.50 per share. The conversion date was at the option of Tri-National Development Corp., however, no sooner than 12 months from the date of closing and in no case later than 15 days after the common stock of NetRom, Inc. trades at or above $4.00 per share for a period of thirty consecutive days.

Additionally, NetRom, Inc. provided TND warrants to purchase 1,000,000 common shares at a price of $1.25 per share, presumed that NetRom, Inc. would achieve its stated projection of $.31 per share in earnings for the year ending December 31, 1998. In the event that NetRom, Inc. fell below the $.31 per share earnings projection, but no lower than $.21 in earnings for that period, then the warrant price would fall to $1.00 per share. Further, if the earnings fell to between $.11 and $.21, then the option price would be reduced to $.75 per share and in the event the earnings fell below $.11 per share, the option price would be reduced to $.50 per share. The price and terms for the property were based on arms length negotiations between the parties and was approved by the Board of Directors of TND and the shareholders of NetRom, Inc. at their Annual Meeting of Shareholders, held on January 19, 1998.

In April of 1999, the Company converted the 1,000,000 shares of Netrom, Inc. preferred shares to 2,320,345 shares of restricted common shares and released for sale shares within the volume limitations pursuant to Rule 144. As of January 31, 2000, the Company has sold 1,320,345 shares at an average price of approximately $.40.

                                       F TRI-30

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 6.   TAIG VENTURES, INC. PREFERRED CONVERTIBLE STOCK

In June of 1998, the Company, on behalf of its wholly-owned Mexican subsidiary, Planificacion y Desarrollo Regional Jatay, S.A. de C.V., a Mexican corporation, sold 50 acres of its Hills of Bajamar property to Taig Ventures, Inc., a Utah telecommunications corporation for $60,000 per acre, for a total purchase price of $3,000,000, plus construction and management contracts on said 50 acres.

Taig Ventures, Inc. delivered to Tri-National Development Corp. at closing, 3,000,000 shares of its Convertible Preferred Non-Voting Class B shares at a value of $1.00 per share for a total value of $3,000,000. The preferred stock accumulates interest at a rate of 15% per annum and will be convertible into common stock at $1.00 per share or market price for the 10 day average prior to the date of conversion, whichever is less, but in no event less than $.75 per share. The conversion date is at the option of Tri-National Development Corp., however, no sooner than 12 months from the date of closing and in no case later than 15 days after the common stock of Taig Ventures, Inc. trades at or above $2.00 per share for a period of thirty consecutive days.

Additionally, Taig Ventures, Inc. provided TND warrants to purchase 1,000,000 common shares at a price of $3.00 per share, presuming that Taig's common shares are trading at $4.00 or higher; $2.00 per shares if Taig's common shares are trading between $3.00 and $4.00 per share; $1.25 per share if Taig's common shares are trading between $2.00 and $3.00; and in no event less than $.75. The price and terms for the property are based on arms length negotiations between the parties and was approved by the Board of Directors of TND and the shareholders of Taig Ventures, Inc. at their Annual Meeting of Shareholders, held on April 30, 1999.

NOTE 7.   REAL ESTATE DEVELOPMENT PROPERTY: HILLS OF BAJAMAR

The Hills of Bajamar property is a 2,500-acre parcel located in the Municipality of Ensenada, on the Pacific Ocean side of Baja California, Mexico, roughly 50 miles south of San Diego, California. The purchase contract held by Tri-National which was completed in 1992 through Tri- National's wholly-owned Mexican subsidiary, Planificacion Desarollos de Jatay, S.A. de C.V. ("Planificacion"), provided for an overall purchase price of $6,000,000 for the 2,500 acres ($2,400 per acre or $.60 per sq. meter). Pursuant to that Agreement, the property is being purchased on a gradual basis in 247-acre increments at $600,000 for each increment. As of the date of the Purchase Agreement with Senior Care, Tri-National owned a total of 650 acres. The balance of 1,750 acres is held in a trust with Banco Ixe, with title to additional acres releasable to Tri-National as additional annual $600,000 payments are made. In the event Tri-National is unable to make its scheduled annual payments, the trust is subject to cancellation and the property will be subject to refinancing under which Tri-National may be required to pay a significantly higher price per acre. The balance owing on the remaining 1,750 acres is $4,200,000 at $600,000 annually with no interest until 2003. Senior Care purchased only the present 650 acres owned by Tri-National's Mexican subsidiary together with the right to purchase additional acreage as Tri-National becomes entitled to purchase it.

                                       F TRI-31

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 7, CONTINUED

Because Tri-National relied on federal and state exemptions for placement of its Notes, it is possible that other states may find that the Tri-National did not comply with the various blue sky exemptions. The consequences of any such violations may vary from state to state, but could include the requirement that Tri-National rescind some or all of the sales in such states at the request of the affected subscribers and prepare formal registration statements and/or other documentation at the request of the securities regulators. Additionally, Tri-National and/or its officers may be subject to civil and/or criminal fines or penalties including, but not limited to, a sanction with regard to Tri-National's ability to make any public offering in the future.

The Registration of Series I Preferred issued to the Corporate Note holders by Senior Care would remedy this problem and would grant to the Corporate Note holders new guarantees and provisions for payment as well as provisions for payment of interest.

NOTE 8   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

In December of 1996, Tri-National entered into an acquisition agreement with Valcas Internacional, S.A., to acquire 100% of the stock of Inmobilaria Plaza Baja California, S.A., a Mexican corporation, including its existing assets, which included 16+ developed acres of ocean front land within the Bajamar resort with plans for 328 vacation ownership (timeshare) units for $16,079,055, payable with notes for $9,079,055 and stock.

Senior Care purchased this property for $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National will receive a 7.5% to 12% participation in the net profits from the development and sale of the property under a formula that is set forth in the contract.

                                       F TRI-32

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 9   PLAZA ROSARITO

On November 20, 1998, Tri-National Holdings, S.A. de C.V., a wholly owned Mexican subsidiary of Tri-National, purchased the Plaza San Fernando from Banco Bital with a $1 million cash down payment. In July of 1999, Capital Trust, Inc. of New York, the Company Investment Banker, provided the remaining $8 million necessary to close and complete the escrow.

Tri-National renamed this property, Plaza Rosarito. It is located in the heart of Rosarito Beach in Baja California, Mexico, minutes from the 20th Century fox film studio where "Titanic" was filmed and down the street from the famous Rosarito Beach Hotel. Plaza Rosarito includes 15 acres of undeveloped oceanfront land zoned for the 450-room hotel and convention center, 18 acres of developed land, including 187,500 square feet of existing steel, concrete and marble commercial space.

Senior Care purchased this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National will receive a 7.5% to 12% participation in the net profits from the development and sale of the property based upon a formula that is set forth in the contract.

NOTE 10  PORTAL DEL MAR CONDOMINIUMS

In February of 1999, Tri-National, through a Mexican subsidiary, Tri-National Portal, S.A. de C.V. signed purchase agreements and provided a $500,000 down payment to acquire Portal Del Mar for $1,250,000. Portal Del Mar is a 123-unit, 2 and 3-bedroom condominium development on 6 acres overlooking the Pacific Ocean in Baja California, Mexico, just south of Rosarito Beach. The 126 ocean view condominiums are in various stages of completion, with approximately 46 completed.

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 50,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National's Mexican subsidiary will receive a 7.5% to 12% participation in the net profits from the development and sale of the property based upon a formula set forth in the contract.

                                       F TRI-33

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 10, CONTINUED

Senior Care assumed its proportional share of the debt on this property. Senior Care's portion of that debt is approximately $600,000.

Under the contract with Senior Care, 650 acres will be conveyed plus 100% of Tri-National's rights under the Option Agreement. The purchase price by Senior Care was $14,950,000, or in the area of $23,333 per acre. Senior Care paid 300,000 shares of Series F Convertible Preferred stock which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National will receive a 7.5% to 12% participation in the net profits from the development and sale of the property under a formula that is set forth in the contract.

However, Senior Care may repurchase a total of $11,262,481 in Series F Convertible Preferred by the issuance of Series I Preferred stock which will then be issued to Tri-National's Corporate Note holders.

Tri-National originally purchased this property by selling nine-month Corporate Notes at 10% interest per annum which are all now due. The investors principal and interest were guaranteed by Tri-National and bonded by New England International Surety Co., for up to $15 million. Tri-National further collateralized the $15 million in bonding from New England International Surety Co. with a portion of its Hills of Bajamar property and paid over $1,000,000 in bonding fees. As of January 31, 2001 Tri-National had $11,262,481 in Corporate Notes outstanding, of which all were fully due and payable. There are presently approximately 300 holders of these Corporate Notes.

Under the terms of the Agreement with Senior Care, Senior Care will issue to the Corporate Note holders Series I Preferred stock. Series I Preferred stock will pay the Preferred shareholders a cumulative preferred return on their equity of 10% per annum. This return is paid by a 2% gross profit reservation on the sale of lots. Series I Preferred will be registered by the filing of an S-2 Registration Statement with the SEC. The stock will be redeemed for cash through the sale of Hills of Bajamar residential lots, with the Series I Preferred holders receiving 2% of the gross profit dedicated to pay a 50% of the net profits to redeem the shares.

The registration is made necessary due to the fact that Tri-National sold these Corporate Note obligations in reliance on exemptions from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This resulted in Tri-National becoming the subject of a cease and desist order issued by the Wisconsin Securities Division, based on sales of its Notes to Wisconsin residents.

Additionally, Tri-National was required to offer a rescission to California investors requiring Tri-National to repay all California investors their principal only.

                                       F TRI-34

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 10, CONTINUED

Then, the Louisiana Commissioner of Securities commenced an investigation to determine whether Tri-National would be required to refund all investments in the Notes to Louisiana purchasers. The Company issued approximately $1,500,000 in Notes to Louisiana investors.

The nine- month promissory note program was brought to Tri-National by the investment banking firm, Johnson, Richards & Company, Inc., and Tri-National claims that they relied on representations made by that firm that a federal exemption was available under the right terms and conditions. With the proceeds being used for specific projects etc., the Notes were considered commercial paper and exempt from securities registration.

NOTE 11.  LOANS PAYABLE SHORT-TERM

To implement its business strategy, the Company initially funded acquisitions, development and general working capital by issuing a Private Placement of nine-month Corporate Notes at 10% interest per annum. The investors principal and interest are guaranteed by the Company and further bonded by New England International Surety Co., for up to $15 million. The Company collateralized the $15 million in bonding from New England International Surety Co. with a portion of its Hills of Bajamar property and paid over $1,000,000 in bonding fees. As of January 31, 2001 the Company had $11,262,481 in Corporate Notes outstanding, of which all are due. The Company intends to repay the principal and interest with cash flow generated from operations, property specific mortgages and the sale of its $30 million Series B Convertible Debentures. New England International Surety Co. has not performed and the matter has been turned over to legal counsel to pursue the recovery of the bonding fees through litigation.

The Company made the private offering of its nine-month corporate notes ("Notes") in reliance on exemptions from the registration requirements of the Securities Act of 1933 and applicable state securities laws. Recently, the Company became the subject of a cease and desist order issued by the Wisconsin Securities Division, based on sales of its Notes to Wisconsin residents. The nine- month promissory note program was brought to the Company by the investment banking firm, Johnson, Richards & Company, Inc., and the Company relied on representations made by that firm that a federal exemption was available under the right terms and conditions. With the proceeds being used for specific projects etc., the Notes were considered commercial paper and exempt from securities registration. Although the Company believes it properly met the criteria for exemption, because it used the proceeds to acquire real estate and is arguing that the sales met the requirements of the Wisconsin private offering exemption, it has paid off all of the Notes due in Wisconsin. The Company has also agreed to a voluntary cease and desist order in California with respect to sales of those same Notes in that state. The California Department of Corporations required the Company to offer rescission to California investors in that offering and all California investors accepted the rescission. This requires the Company to repay all California investors their principal only, which the Company has already started paying. The California order does not prohibit future exempt or qualified sales of the Company's securities in California.

                                       F TRI-35

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 11, CONTINUED

Additionally, the Louisiana Commissioner of Securities is currently examining the sales of the Notes to Louisiana residents. In the event that it is found that the sales did not meet the requirements of applicable exemptions from registration in Louisiana, it is the position of the State of Louisiana that the Company must refund all investments in the Notes to Louisiana purchasers. The Company issued approximately $1,500,000 in Notes to Louisiana investors. The Company has already started to pay off Notes due in Louisiana and intends to meet the balance of the refund obligation with a combination of revenues generated by Plaza Rosarito, equity and/or debt financing and the leveraging of portions of its real estate portfolio. There can be no absolute assurance, however, that the violations will in fact be cured in this manner and therefore it is possible that further remedial action may be required.

Because the Company has relied on federal and state exemptions for placement of its Notes, it is possible that other states may find that the Company did not comply with the various blue sky exemptions. The consequences of any such violations may vary from state to state, but could include the requirement that the Company rescind some or all of the sales in such states at the request of the affected subscribers and prepare formal registration statements and/or other documentation at the request of the securities regulators. Additionally, the Company and/or its officers may be subject to civil and/or criminal fines or penalties including, but not limited to, a sanction with regard to the Company's ability to make any public offering in the future. It is believed that the Company can continue its operations through its development of cash and revenues from its ongoing operations despite the rescission offer in California and potential refund to Louisiana investors.

                                       F TRI-36

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 11, CONTINUED

Short-term notes payable at January 31, 2001, consisted of the following:

    Corporate Notes payable
       9-month notes, interest at 10%,
       currently due                              $11,264,229

    Note payable to Capital Trust
       Guaranteed by 3 officers and
       Directors and a first trust deed on
       Plaza Rosarito, interest at 12%
       due November 21, 2001                        8,000,000

    Notes payable, short term
       interest at 10%, due January 31, 2001        1,906,237

    Note payable to Norman Lizt
      complete purchase of San Marcos land            435,042

    Note payable to Del Mar Mortgage
      Construction loan for Youngtown Gardens
       interest at 14.5%, due February, 2001       10,600,000

    Note payable to Palomar Investments
       interest at 10%, due October 1, 2001            19,898

TOTAL                                             $31,790,364

                                                  ===========

NOTE 12. LONG-TERM NOTES PAYABLE

Long-term notes payable at January 31, 2001, consisted of the following:

    Note payable to Palomar Investments
       Payment 12% due April 30, 2001             $   300,693

    Note payable for capital lease to
       Commercial Money Center, Inc.                  419,524
    (See "LEGAL PROCEEDINGS")

    Note payable and cash payable to
       DUBSCA upon closing of vacation
       ownership (timeshare) project                9,079,055

    Note payable to North County Bank
       Guaranteed by a stockholder and equipment,
       due in monthly installments of $860, with
       interest at 10.5%, through October, 2001        13,526

    Note payable to Solymar, Inc.                     864,937

    Temecula Land
      Rothwell-Myers                                2,700,000
      Pacific Horizon                               2,542,000

TOTAL                                             $15,919,735
                                                  ===========

                                       F TRI-37

                         TRI-NATIONAL DEVELOPMENT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (PRO FORMA)
             FOR THE NINE MONTHS ENDING JANUARY 31, 2001 (Unaudited)

NOTE 13.  PROPERTY, FURNITURE AND EQUIPMENT

Furniture and equipment consists of the following:

                                             January 31, 2001
                                             ----------------

     Furniture and equipment                      $474,380
     Less accumulated depreciation                 (29,912)
                                                  --------
                                                  $444,468
                                                  ========
NOTE 14.  LEASES

The Company leases one office facility in San Diego, California and one in Ensenada, Baja California under operating leases which expire in 2000 and the year 2001, respectively. The leases generally require the Company to pay all maintenance, insurance and property taxes and are subject to certain minimum escalation provisions. The Company also leases autos, equipment and computers.

Future minimum operating lease payments as of January 31, 2000 are as follows:

     2000                                         $210,700
     2001                                          252,840
                                                  --------
                                                  $463,540
                                                  ========

                                       F TRI-38